EXHIBIT 10.2

 CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of January 13, 2010, by and between Mikojo Inc. (the “Company”) and Accelerated Venture Partners LLC. (the “Consultant”) (each a “Party” and collectively referred to hereafter as the “Parties”).

RECITALS

WHEREAS, the Consultant has significant expertise in the field of business development, sales and marketing, mergers, acquisitions and related transactions;

WHEREAS, the Company is considering various strategic options with respect to the development of advertising placements for paying sponsors on the Internet (“Strategic Options”).

WHEREAS, to further facilitate pursuing the Strategic Options, Company desires to engage Consultant to serve as a non-exclusive strategic consultant on the terms and for the services specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree in good faith as follows:

AGREEMENT

1. Definitions. Unless otherwise defined in this Agreement, defined terms appearing in this Agreement shall have the meaning ascribed to such terms in this Agreement.

2. Services. The Services which Consultant shall provide under this Agreement shall include the following:

(a) Consultant will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company; and

(b) Consultant will work with the Company to facilitate and support the  development of advertising placements for paying sponsors on the Internet

(c) Consultant will introduce the Company to certain third parties who could potentially participate with the Company in the aforementioned activities,

(d)  Consultant will assist the Company in arranging credit enhancement and working capital financing (“Credit Enhancement Arrangement”) to support the placement of Internet advertising as contemplated by this Agreement.

3. Term and Termination. The term of this engagement shall be for a period commencing with the date of this Agreement and terminate concurrently with the termination of all Internet advertising revenue to which the Company is a party.  The term may only be extended upon the mutual written agreement of the Parties.

4. Consideration.

(a) Upon commencement of the Company’s first generation of advertising revenues following the commencement of this Agreement, in consideration of the performance of Consultant’s obligations set forth in this Agreement, including without limitation, Section 2, the Company shall pay the Consultant a consulting fee of four percent (4%) of the gross revenue generated from the Company’s advertising placements on the Internet, regardless of the source of such revenues. Such consulting fees shall be paid to the Consultant immediately upon receipt by the Company of any payment made to the Company in respect of any Internet advertising placed by the Company.

(b) In partial consideration for the fee payable to Consultant pursuant to Section 4(a), Consultant hereby releases and forever discharges, and agrees that each of his heirs and assigns release and forever discharge, the Company and its past, present and future parents, divisions, subsidiaries and affiliates, predecessors, successors and assigns, and their past, present and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients and representatives (the “Released Parties”) from any and all actions, causes of action, debts, dues, claims and demands of every name and nature, without limitation, at law, in equity or administrative, against the Released Parties which Consultant may have had, now has, or may have, by reason of any matter or thing arising up to the Closing Date other than the obligation of the Company pursuant to Section 4(a).

5. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Consultant:

Accelerated Venture Partners LLC.
1840 Gateway Drive Suite 200
Foster City, CA 94404

Attn:  Timothy Neher

If to the Company:

Mikojo, Inc.
1840 Gateway Dr., Suite 200
Foster City, CA 94404

Attn:  James E. Cates

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

6. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

(c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California  without giving effect to any choice or conflict of law provision or rule (whether of the State of California  or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California . The Parties hereby consent to the exclusive jurisdiction of the courts of the State of California for all disputes arising under this Agreement.

(f) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time during the term of this Agreement prior to the termination of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(h) Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(i) Remedies. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in connection with the resolution thereof, including reasonable attorneys fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

/s/ Timothy Neher		/s/ James E. Cates

By:	By:
Accelerated Venture Partners LLC.		Mikojo Inc.
Name: Timothy Neher		Name: James E. Cates
Title: Managing Partner		Title: Chief Executive Officer